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Exhibit 21.1

Subsidiaries of United Artists Theatre Circuit, Inc.	Jurisdiction of Organization
CDP Limited Liability Company	California
Orix RAM Montgomery Venture General Partnership	Illinois
RAM/U-KOP, LLC	Delaware
R and S Theaters, Inc.	Mississippi
San Francisco Theatres, Inc.	California
Staten Theatre Group	New York
Staten Theatre Group II	New York
UA SHOR LLC	Delaware
United Artists/Pacific Media Joint Venture	Colorado
United Stonestown Corporation	California
Vogue Realty Company	California

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  Exhibit 21.1